Exhibit 99.2

                    MOOG'S THIRD QUARTER EPS INCREASE 14%

     EAST AURORA, N.Y., July 27 /PRNewswire-FirstCall/ -- Moog Inc. (NYSE: MOG.A and MOG.B) announced today third quarter earnings of $16.7 million, up 12% from $14.8 million one year earlier. Earnings per share were $.42 for the quarter, up 14% over $.37 per share of a year ago, after adjustment for the three-for-two stock split completed on April 1, 2005. Sales for the quarter of $266 million were up 11% from $239 million last year.

    On a year-to-date basis, Moog's earnings per share of $1.20 were up 14% from $1.05 in the year previous. Sales for the nine months were up 10% to $771 million.

    Aircraft segment sales of $113 million were up $11 million from the same quarter last year due to increases in both military and commercial work. The increase on the military side was mostly due to higher sales on the F-15. Work on the F-35 Joint Strike Fighter and Airbus A400M also contributed to the higher level of sales. On the commercial side, increases on the Boeing 7-series aircraft sales, plus a sharp increase in aftermarket, contributed to the rise in revenues. Business jets were about even with the prior year. Margins were down slightly due to heavy expenditures on both the 787 Dreamliner and the X-47 unmanned combat aerial vehicle.

    Space and Defense segment revenues for the quarter were $31 million, up slightly from a year ago. Increases in satellite mechanisms offset a decrease in sales of defense controls. Margins decreased in the quarter as a result of decreased volume in production of defense controls.

    Sales for the Company's Industrial segment were $81 million, up $9 million from the year earlier. Almost all of the segment's major product lines increased, with industrial power turbines and heavy industry each gaining $2 million. Plastics, simulators, automotive, and aftermarket grew as well. Margins were up slightly as a result of increased volume.

    In the Components segment, sales were up 22% to $40 million, an increase of $7 million. Products for military aircraft, the space and defense industry, and medical markets all grew. Margins rose nicely as a result of the increased volume.

    The current backlog level of $473 million was down from $482 million in the prior quarter and up $34 million from the same quarter a year ago.

    "Fiscal '05 continues to be a very busy year for us," said R. T. Brady, Chairman & CEO. "Our military aircraft sales are stronger than we thought they would be at this point and commercial continues its rebound. Military satellites are helping our Space and Defense segment. Our Industrial segment posted strong real growth. And, Components is performing extremely well both in terms of sales and margins. In view of these positive results, we're raising our mid-range sales guidance by $29 million to $1.035 billion. We're maintaining our post-split range of earnings per share guidance at $1.63 for the year."

    For fiscal year '06, which begins in October 2005, the company projects sales in a range from $1.162 billion to $1.182 billion. Mid-range earnings per share are forecast to increase 12% to $1.83, between $1.79 and $1.87 for the year.

    Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.

    Additional information about the company's quarter ended June 25, 2005 can be found on its website, http://www.moog.com, including a text of its prepared conference call remarks.

    Cautionary Statement
    Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as "may," "will," "should," "believes," "expects," "expected," "intends," "plans," "projects," "estimates," "predicts," "potential," "outlook," "forecast," "anticipates," "presume" and "assume," are forward- looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products and industrial capital goods, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) higher pension costs and increased cash funding requirements, which could occur in future years if future actual plan results differ from assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions and integrate the acquired businesses, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xx) the possibility that litigation may result unfavorably to us, (xxi) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations and (xxii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

                                  MOOG INC.
                     CONSOLIDATED STATEMENTS OF EARNINGS
                (dollars in thousands, except per share data)

                                        Three Months Ended              Nine Months Ended
                                 -----------------------------   -----------------------------
                                    June 25,        June 30,        June 25,        June 30,
                                      2005            2004            2005            2004
                                 -------------   -------------   -------------   -------------
Net sales                        $     266,032   $     238,652   $     770,572   $     698,706
Cost of sales                          181,303         165,868         529,530         485,565
Gross profit                            84,729          72,784         241,042         213,141

Research and
 development                            11,887           7,706          31,029          21,972
Selling, general
 and administrative                     46,454          40,800         131,192         121,233
Interest                                 3,505           2,851           9,384           8,870
Other                                     (231)            (22)           (265)            866
                                        61,615          51,335         171,340         152,941

Earnings before
 income taxes                           23,114          21,449          69,702          60,200

Income taxes                             6,462           6,647          22,305          18,657

Net earnings                     $      16,652   $      14,802   $      47,397   $      41,543

Net earnings
 per share
    Basic                        $         .43   $         .38   $        1.23   $        1.07
    Diluted                      $         .42   $         .37   $        1.20   $        1.05

Average common
 shares outstanding
    Basic                           38,613,997      38,864,981      38,603,248      38,884,610
    Diluted                         39,541,572      39,609,458      39,504,880      39,682,496

                                    MOOG INC.
                     CONSOLIDATED SALES AND OPERATING PROFIT
                             (dollars in thousands)

                                        Three Months Ended                 Nine Months Ended
                                 ------------------------------    ------------------------------
                                    June 25,         June 30,         June 25,         June 30,
                                      2005             2004             2005            2004
                                 -------------    -------------    -------------    -------------
Net Sales
   Aircraft Controls             $     113,405    $     102,415    $     328,588    $     306,717
   Space & Defense
    Controls                            30,835           30,740           94,918           85,506
   Industrial
    Controls                            81,444           72,369          235,075          209,349
   Components                           40,348           33,128          111,991           97,134
Net sales                        $     266,032    $     238,652    $     770,572    $     698,706

Operating Profit
 and Margins
   Aircraft
    Controls                     $      15,580    $      15,030    $      45,736    $      47,578

                                          13.7%            14.7%            13.9%            15.5%
   Space & Defense
    Controls                             1,543            1,434            8,200            2,126
                                           5.0%             4.7%             8.6%             2.5%
   Industrial
    Controls                             8,240            6,303           20,996           17,656
                                          10.1%             8.7%             8.9%             8.4%
   Components                            5,907            4,687           15,589           11,358
                                          14.6%            14.1%            13.9%            11.7%
Total operating
 profit                                 31,270           27,454           90,521           78,718

                                          11.8%            11.5%            11.7%            11.3%

Deductions from
 Operating Profit
   Interest expense                      3,505            2,851            9,384            8,870

   Corporate expenses
    and other                            4,651            3,154           11,435            9,648

Earnings before
 Income Taxes                    $      23,114    $      21,449    $      69,702    $      60,200

    Note - Prior period amounts have been restated to conform to the transfer of the defense controls product line to the Space and Defense Controls segment. These amounts were previously included in Industrial Controls.

                                    MOOG INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                June 25,     September 25,
                                                  2005           2004
                                             -------------   -------------
Cash                                         $      75,197   $      56,701
Receivables                                        283,141         261,776
Inventories                                        204,105         189,649
Other current assets                                49,209          40,963
      Total current assets                         611,652         549,089
Property, plant and equipment                      248,775         246,743
Goodwill                                           290,934         288,563
Other non-current assets                            41,505          40,533
      Total assets                           $   1,192,866   $   1,124,928

Notes payable                                $         885   $         923
Current installments of long-term debt              17,086          18,700
Contract loss reserves                              13,657          14,311
Other current liabilities                          234,659         193,350
      Total current liabilities                    266,287         227,284
Long-term debt                                     269,051         291,666
Other long-term liabilities                        138,787         134,322
      Total liabilities                            674,125         653,272
Shareholders' equity                               518,741         471,656
      Total liabilities and
       shareholders' equity                  $   1,192,866   $   1,124,928

SOURCE  Moog Inc.
    -0-                             07/27/2005
    /CONTACT:  Susan Johnson, +1-716-687-4225 for Moog Inc./